MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Entertainment Activations, Inc.

We consent to the use of our report dated July 10, 2024 with respect to the financial statements of Entertainment Activations, Inc. as of December 31, 2023 and 2022 and the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2023 and from November 28, 2022 (inception) through December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

September 25, 2024

/S/ Michael Gillespie & Associates, PLLC